Exhibit 99.1

Connection (CNXN) Reports Second Quarter 2021 Results

SECOND QUARTER HIGHLIGHTS:

  Net sales: $704.2 million, up 28.0% y/y
  Gross profit: $116.3 million, up 30.7% y/y
  Net income: $17.3 million, up 126.3% y/y
  Diluted EPS: $0.66, up 125.6% y/y

MERRIMACK, N.H.--(BUSINESS WIRE)--August 5, 2021--Connection (PC Connection, Inc.; NASDAQ: CNXN), a leading information technology solutions provider to business, government, healthcare and education markets, today announced results for the second quarter ended June 30, 2021.

“We are pleased to report 28% revenue growth in all of our segments and we currently expect solid demand to continue through 2021,” said Tim McGrath, President and CEO of Connection. McGrath continued, “Our financial performance was strong, albeit impacted by supply chain disruptions. We continue to work collaboratively with suppliers and our customers to address these challenges. We believe we have the right team in place and are well positioned to deliver long-term shareholder value.”

Net sales for the quarter ended June 30, 2021 increased by 28.0% to $704.2 million, compared to $550.0 million for the prior year quarter. Net income for the quarter ended June 30, 2021 increased by 126.3% to $17.3 million, or $0.66 per diluted share, compared to net income of $7.6 million, or $0.29 per diluted share, for the prior year quarter.

Net sales for the six months ended June 30, 2021 increased by 6.3% to $1,341.1 million, compared to $1,261.9 million for the six months ended June 30, 2020. Net income for the six months ended June 30, 2021 increased by 21.9% to $27.5 million, or $1.04 per diluted share, compared to net income of $22.5 million, or $0.86 per diluted share for the six months ended June 30, 2020.

Earnings before interest, taxes, depreciation and amortization, adjusted for stock-based compensation expense and restructuring and other charges (“Adjusted EBITDA”) totaled $96.7 million for the twelve months ended June 30, 2021, compared to $110.0 million for the twelve months ended June 30, 2020. 1

Quarterly Highlights

  Strong growth across three of our four vertical markets:
    Healthcare, Connection’s largest vertical market, saw 30% year-over-year revenue growth and 19% sequentially as customers invested in technology to lower operational costs, increase patient flow efficiency, and penetrate new markets.
    Retail had impressive revenue growth of 25% year-over-year and 10% sequentially driven by businesses seeking automated solutions to cover their productivity needs and improve the customer experience.
    Manufacturing grew revenue 59% year-over-year as companies continued to invest in security and infrastructure, automation and data capabilities to improve efficiencies and offset workforce shortages.
  We further advanced our overall cloud strategy and we continued to see strong growth in the cloud ecosystem, including subscriptions and security.
  Our services business grew over 40% helping to support our customers hybrid work initiatives.

Quarterly Performance by Segment:

  Net sales for the Business Solutions segment increased by 39.9% to $267.3 million in the second quarter of 2021, compared to $191.1 million in the prior year quarter. Gross profit increased by 37.9% to $51.3 million in the second quarter of 2021, compared to $37.2 million in the prior year quarter. Gross margin decreased by 28 basis points to 19.2% primarily due to changes in product mix.
  Net sales for the Public Sector Solutions segment increased by 15.7% to $129.7 million in the second quarter of 2021, compared to $112.2 million in the prior year quarter. Sales to state and local government and educational institutions increased by 22.4%, compared to the prior year quarter, while sales to the federal government decreased by 6.3%. Gross profit increased by 24.6% to $18.0 million in the second quarter of 2021, compared to $14.5 million in the prior year quarter. Gross margin increased by 99 basis points to 13.9% primarily due to a change in customer mix and an increase in cloud solutions and security software.
  Net sales for the Enterprise Solutions segment increased by 24.5% to $307.2 million in the second quarter of 2021, compared to $246.8 million in the prior year quarter. Gross profit increased by 25.9% to $47.0 million in the second quarter of 2021, compared to $37.3 million in the prior year quarter. Gross margin increased by 17 basis points to 15.3% primarily due to an increase in cloud solutions and security software.

Quarterly Sales by Product Mix:

  Notebook/mobility sales had a record quarter at $254 million which represented an increase of 32% year over year and accounted for 36% of net sales in the second quarter of 2021, compared to 35% of net sales in the second quarter of 2020. The increase in this product category was due to the growing hybrid work environment.
  Accessories sales increased by 25% year over year and accounted for 11% of net sales in the second quarter of 2021, compared to 12% of net sales in the second quarter of 2020.
  Software sales increased by 24% year over year and accounted for 10% of net sales in the second quarter of 2021 and 2020.
  Desktop sales increased by 34% year over year and accounted for 10% of net sales in the second quarter of 2021, compared to 9% of net sales in the second quarter of 2020.

Selling, general and administrative (“SG&A”) expenses increased in the second quarter of 2021 to $92.6 million from $77.4 million in the prior year quarter. SG&A as a percentage of net sales was 13.1%, compared to 14.1% in the prior year quarter. The increase in SG&A was primarily due to an increase in variable compensation due to the higher level of gross profit and increased health care costs.

Cash and cash equivalents were $115.7 million at June 30, 2021, compared to $95.7 million at December 31, 2020.

Conference Call and Webcast

Connection will host a conference call and live web cast today, August 5, 2021 at 4:30 p.m. ET to discuss its second quarter financial results. To access the conference call (audio only), please dial 877-776-4016 (US) or 631-813-4880 (International) and enter the confirmation number 4558005. A web-cast of the conference call, which will be broadcast live via the Internet, and a copy of this press release, can be accessed on Connection’s website at ir.connection.com. For those unable to participate in the live call, a replay of the webcast will be available at ir.connection.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Non-GAAP Financial Information

Adjusted EBITDA is a non-GAAP financial measure. This measure is included to provide additional information with respect to the Company’s operating performance and earnings. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. Our non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation to the most directly comparable GAAP measure is available in the tables at the end of this release.

About Connection

PC Connection, Inc. and its subsidiaries, dba Connection, (www.connection.com; NASDAQ: CNXN) is a Fortune 1000 company headquartered in Merrimack, NH. With offices throughout the United States, Connection delivers custom-configured computer systems overnight from its ISO 9001:2015 certified technical configuration lab at its distribution center in Wilmington, OH. In addition, the Company has over 2,500 technical certifications to ensure that it can solve the most complex issues of its customers. Connection also services international customers through its GlobalServe subsidiary, a global IT procurement and service management company. Investors and media can find more information about Connection at http://ir.connection.com.

Connection–Business Solutions (800.800.5555) is a rapid-response provider of IT products and services serving primarily the small-and medium-sized business sector. It offers more than 425,000 brand-name products through its staff of technically trained sales account managers, publications, and its website at www.connection.com.

Connection–Enterprise Solutions (561.237.3300), www.connection.com/enterprise, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and access to over 425,000 products and 1,600 vendors through TRAXX™, a proprietary cloud-based eProcurement system. The team’s engineers, software licensing specialists, and project managers help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

Connection–Public Sector Solutions (800.800.0019), is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, publications, and online at www.connection.com/publicsector.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are based on currently available information, operating plans, and projections about future events and trends. Terms such as "believe," "expect," "intend," "plan," "estimate," "anticipate," "may," "should," "will," or similar statements or variations of such terms are intended to identify forward-looking statements, although not all forward-looking statements include such terms. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the continuation of the COVID-19 pandemic and responses to it, the impact of changes in market demand and the overall level of economic activity and environment, or in the level of business investment in information technology products, product availability and market acceptance, new products, continuation of key vendor and customer relationships and support programs, the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, fluctuations in operating results and the ability of the Company to manage personnel levels in response to fluctuations in revenue, the ability of the Company to hire and retain qualified sales representatives and other essential personnel, the impact of changes in accounting requirements, continued successful integration of the new ERP system, and other risks detailed in the Company's filings with the Securities and Exchange Commission, including under the caption "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) for the year ended December 31, 2020. The Company assumes no obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise, except as required by law.

1 Adjusted EBITDA is a non-GAAP measure. See page 10 for the definition and reconciliation.

CONSOLIDATED SELECTED FINANCIAL INFORMATION
At or for the Three Months Ended June 30,	2021		2020
					%
(Amounts and shares in thousands, except operating data, P/E ratio, and per share data)					Change

Operating Data:
Net sales	$704,161		$550,002		28%
Diluted earnings per share	$0.66		$0.29		128%

Gross margin	16.5%		16.2%
Operating margin	3.4%		1.9%
Return on equity (1)	9.5%		11.5%

Inventory turns	16		12
Days sales outstanding	70		68

	% of		% of
Product Mix:	Net Sales		Net Sales
Notebooks/Mobility	36%		35%
Accessories	11		12
Software	10		10
Desktops	10		9
Displays	10		9
Servers/Storage	8		10
Net/Com Products	7		8
Other Hardware/Services	8		7
Total Net Sales	100%		100%

Stock Performance Indicators:
Actual shares outstanding	26,187		26,120
Total book value per share	$25.42		$23.40
Tangible book value per share	$22.36		$20.29
Closing price	$46.27		$46.36
Market capitalization	$1,211,672		$1,210,923
Trailing price/earnings ratio	19.9		18.0
LTM Adjusted EBITDA (2)	$96,661		$110,015
Adjusted market capitalization/LTM Adjusted EBITDA (3)	11.3		9.5

(1) Calculated as the trailing twelve months' of net income divided by the average trailing twelve months' of equity.
(2) Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation and restructuring and other related charges.
(3) Adjusted market capitalization is defined as gross market capitalization less cash balance.

REVENUE AND MARGIN INFORMATION
For the Three Months Ended June 30,	2021		2020
	Net	Gross	Net	Gross
(amounts in thousands)	Sales	Margin	Sales	Margin

Enterprise Solutions	$307,161	15.3%	$246,759	15.1%
Business Solutions	267,258	19.2	191,089	19.5
Public Sector Solutions	129,742	13.9	112,154	12.9
Total	$704,161	16.5%	$550,002	16.2%

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended June 30,		Six Months Ended June 30,
(amounts in thousands, except per share data)	2021	2020	2021	2020

Net sales	$704,161	$550,002	$1,341,053	$1,261,852
Cost of sales	587,834	461,002	1,124,206	1,059,734
Gross profit	116,327	89,000	216,847	202,118

Selling, general and administrative expenses	92,563	77,420	178,963	169,887
Restructuring and other charges	-	992	-	992
Income from operations	23,764	10,588	37,884	31,239

Other income, net	14	5	7	96
Income tax provision	(6,486)	(2,950)	(10,415)	(8,796)
Net income	$17,292	$7,643	$27,476	$22,539

Earnings per common share:
Basic	$0.66	$0.29	$1.05	$0.86
Diluted	$0.66	$0.29	$1.04	$0.86

Shares used in the computation of earnings per common share:
Basic	26,187	26,107	26,180	26,172
Diluted	26,359	26,279	26,361	26,350

	June 30,	December 31,
CONDENSED CONSOLIDATED BALANCE SHEETS	2021	2020
(amounts in thousands)

ASSETS
Current Assets:
Cash and cash equivalents	$115,665	$95,655
Accounts receivable, net	581,656	611,021
Inventories, net	167,079	140,867
Prepaid expenses and other current assets	13,588	11,437
Total current assets	877,988	858,980
Property and equipment, net	61,002	61,537
Right-of-use assets, net	11,174	12,821
Goodwill	73,602	73,602
Intangibles assets, net	6,478	7,088
Other assets	1,028	1,345
Total Assets	$1,031,272	$1,015,373

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$258,163	$266,846
Accrued payroll	26,119	17,828
Accrued expenses and other liabilities	46,212	57,586
Total current liabilities	330,494	342,260
Deferred income taxes	18,525	18,525
Operating lease liability	8,124	9,631
Other liabilities	8,558	8,630
Total Liabilities	365,701	379,046
Stockholders’ Equity:
Common stock	289	289
Additional paid-in capital	121,659	119,891
Retained earnings	589,560	562,084
Treasury stock at cost	(45,937)	(45,937)
Total Stockholders’ Equity	665,571	636,327
Total Liabilities and Stockholders’ Equity	$1,031,272	$1,015,373

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three Months Ended June 30,		Six Months Ended June 30,
(amounts in thousands)	2021	2020	2021	2020
Cash Flows from Operating Activities:
Net income	$17,292	$7,643	$27,476	$22,539
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,053	3,355	6,218	6,502
Adjustments to credit losses reserve	1,129	794	1,059	3,627
Stock-based compensation expense	1,026	624	2,092	1,248
Loss on disposal of fixed assets	-	13	-	13

Changes in assets and liabilities:
Accounts receivable	(28,089)	37,806	26,806	99,283
Inventories	(26,545)	(28,647)	(26,212)	(40,966)
Prepaid expenses and other current assets	1,776	1,909	(2,151)	(1,391)
Other non-current assets	673	(82)	317	(180)
Accounts payable	51,728	27,999	(9,134)	12,500
Accrued expenses and other liabilities	3,815	6,441	5,349	(764)
Net cash provided by operating activities	25,858	57,855	31,820	102,411

Cash Flows from Investing Activities:
Purchases of equipment and capitalized software	(2,208)	(3,619)	(4,611)	(8,214)
Proceeds from life insurance	-	-	1,500	-
Net cash used in investing activities	(2,208)	(3,619)	(3,111)	(8,214)

Cash Flows from Financing Activities:
Purchase of treasury shares	-	-	-	(10,222)
Dividend payments	-	-	(8,375)	(8,427)
Issuance of stock under Employee Stock Purchase Plan	-	536	-	536
Payment of payroll taxes on stock-based compensation through shares withheld	(242)	(152)	(324)	(201)
Net cash (used in) provided by financing activities	(242)	384	(8,699)	(18,314)
Increase in cash and cash equivalents	23,408	54,620	20,010	75,883
Cash and cash equivalents, beginning of period	92,257	111,323	95,655	90,060
Cash and cash equivalents, end of period	$115,665	$165,943	$115,665	$165,943

Non-cash Investing Activities:
Accrued capital expenditures	$609	$327	609	327

Supplemental Cash Flow Information:
Income taxes paid	$12,880	$713	$13,141	$1,082

EBITDA AND ADJUSTED EBITDA

A reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure is detailed below. Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for restructuring and other charges, and stock-based compensation. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either includes or excludes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. Our non-GAAP financial measures may not be comparable to other similar titled measures of other companies.

(amounts in thousands)	Three Months Ended June 30,			LTM Ended June 30, (1)
	2021	2020	% Change	2021	2020	% Change
Net income	$17,292	$7,643	126%	$60,702	$68,255	(11%)
Depreciation and amortization	3,053	3,355	(9%)	13,320	12,739	5%
Income tax expense	6,486	2,950	120%	19,050	25,645	(26%)
Interest expense	-	27	(100%)	78	106	(26%)
EBITDA	26,831	13,975	92%	93,150	106,745	(13%)
Restructuring and other charges (2)	-	992	(100%)	-	992	(100%)
Stock-based compensation	1,026	624	64%	3,511	2,278	54%
Adjusted EBITDA	$27,857	$15,591	79%	$96,661	$110,015	(12%)

(1) LTM: Last twelve months
(2) Restructuring and other charges in 2020 consist of severance and other charges related to internal restructuring activities.

ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE

A reconciliation from Net Income to Adjusted Net Income is detailed below. Adjusted Net Income is defined as Net Income plus restructuring and other charges, net of tax. Adjusted Net Income and Adjusted Earnings Per Share are considered non-GAAP financial measures (see note above in Adjusted EBITDA for a description of non-GAAP financial measures). The Company believes that these non-GAAP disclosures provide helpful information with respect to the Company's operating performance.
(amounts in thousands, except per share data)	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	% Change	2021	2020	% Change
Net income	$17,292	$7,643		$27,476	$22,539
Restructuring and other charges, net of tax (1)	-	715		-	713
Adjusted Net Income	$17,292	$8,358	107%	$27,476	$23,252	18%
Diluted shares	26,359	26,279		26,361	26,350
Adjusted Diluted Earnings per Share	$0.66	$0.32	106%	$1.04	$0.88	18%

(1) Restructuring and other charges in 2020 consist of severance and other charges related to internal restructuring activities.

Contacts

Investor Relations Contact:
Thomas Baker, 603.683.2505
Senior Vice President, CFO, and Treasurer
tom@connection.com